Exhibit 99.1

FOR IMMEDIATE RELEASE

Assurant Purchases $150 Million Catastrophe Reinsurance Coverage Through Catastrophe Bonds

NEW YORK, May 5, 2009 - Assurant, Inc. (Assurant) (NYSE: AIZ), a premier provider of specialized insurance and insurance–related products and services, announced today that certain of its subsidiaries have entered into reinsurance agreements providing for $150 million in multi-year, fully collateralized reinsurance from Ibis Re Ltd. (Ibis Re), a special purpose reinsurance company domiciled in the Cayman Islands. Ibis Re financed the property catastrophe reinsurance coverage by issuing $150 million in catastrophe bonds to qualified institutional buyers in a private placement.

The new reinsurance coverage is designed to complement Assurant’s existing property catastrophe reinsurance and state-specific reinsurance programs and to enhance its ability to manage risk related to catastrophe losses. The reinsurance consists of two separate layers of coverage providing for an aggregate of $150 million of reinsurance coverage against losses from individual hurricane events in Hawaii and along the Gulf and Eastern Coasts of the United States until April 2012.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $23 billion in assets and $8 billion in annual revenue. Assurant has approximately 15,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Media Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

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